Exhibit 10.3

BANK FIRST CORPORATION

2020 EQUITY PLAN

THIS PLAN was made the 17th day of March, 2020, by Bank First Corporation (the “Company”).

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1Purpose. The purpose of the Plan is to provide financial incentives for selected Employees and for current and certain former non-employee Directors of the Company, thereby promoting the long-term growth and financial success of the Company by (1) attracting and retaining Employees and Directors of outstanding ability, (2) strengthening the Company’s capability to develop, maintain, and direct a competent management team, (3) providing an effective means for selected Employees and non-employee Directors to acquire and maintain ownership of Company stock, (4) motivating Employees to achieve long-range Performance Goals and objectives, and (5) providing incentive compensation opportunities competitive with those of other major corporations.

1.2Effective Date and Expiration of Plan.

(a)The Plan is effective when adopted by the Board, provided that shareholders of the Company’s Common Stock approve the Plan by a majority of votes cast at a meeting of such shareholders before the first anniversary of the Effective Date. No shares shall be issued under the Plan prior to such shareholder approval. If the shareholders do not approve the Plan before the first anniversary of the Effective Date, any Awards made under the Plan shall be null and void. If an event occurs prior to such shareholder approval that would otherwise result in issuance of shares prior to such shareholder approval, such shares shall not be issued unless and until such shareholder approval occurs; and such shares shall be issued no later than 2 ½ months after the date of such shareholder approval occurs (or, if later, the first day of the seventh month following the Participant’s termination of employment for reasons other than death).

(b)If the Company’s shareholders approve the Plan before the first anniversary of the Effective Date, no further awards shall be made under the Bank First National Corporation 2011 Equity Plan (as amended) (the “2011 Equity Plan”). Awards made under the 2011 Equity Plan prior to shareholder approval of this Plan may be made in accordance with their terms.

(c)Unless the Plan is terminated earlier by the Board pursuant to Section 12.3, the Plan shall terminate on the tenth anniversary of its Effective Date. No Award shall be made pursuant to the Plan after its termination date, but Awards made prior to the termination date may extend beyond that date.

ARTICLE II

DEFINITIONS

The following words and phrases, as used in the Plan, shall have these meanings:

Award means, individually or collectively, any SAR, Restricted Stock, unrestricted Company Stock or Performance Unit Award.

Award Statement means a written confirmation of an Award under the Plan furnished to the Participant.

Board means the Board of Directors of the Company.

Company means Bank First Corporation and all of its Subsidiaries on and after the Effective Date.

Company Stock means Common Stock of the Company.

Cause with respect to any Participant, means (i) the definition of Cause as set forth in any individual employment agreement applicable to such Participant, or (ii) in the case of a Participant who does not have an individual employment agreement that defines Cause, then Cause means the termination of a Participant’s employment by reason of his or her (1) engaging in gross misconduct, (2) misappropriation of funds, (3) willful misrepresentation to a representative of the Company, (4) gross negligence in the performance of the Participant’s duties, (5) conviction of a crime. The determination of whether a Participant’s employment was terminated for Cause shall be made by the Company in its sole discretion.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Compensation and Retirement Committee of the Board or such other committee as the Board shall designate. The Committee shall consist of at least two directors, each of whom shall be a "non-employee director" as that term is defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission pursuant to the Exchange Act.

Director means a member of the Board of Directors of the Company.

Effective Date means the date on which the Plan is approved by the Board of Directors of the Company, as provided in Section 1.2.

Employee means an employee of the Company selected to participate in the Plan.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value means, as of any specified date, an amount equal to the mean between the reported high and low prices of Company Stock on the NASDAQ Capital Market on the specified date or, if no shares of Company Stock have been traded on any such dates, the mean between the reported high and low prices of Company Stock on the NASDAQ Capital Market as reported on the first day prior thereto on which shares of Company Stock were so traded. If shares of Company Stock are no longer traded on the NASDAQ Capital Market, Fair Market Value shall be determined in good faith by the Committee using other reasonable means. The definition of “Fair Market Value” shall be determined in a manner consistent with Section 409A, where necessary to avoid the application of Section 409A to any Award granted hereunder.

Fiscal Year means the fiscal year of the Company ending on December 31.

Participant means an Employee or a current non-employee Director of the Company or Subsidiary to whom an Award has been made under the Plan or a Transferee. Participant also means a former non-employee Director whose term as a non-employee Director ended within the 12 months preceding the issuance of an Award.

Performance Goals means goals approved by the Committee pursuant to Section 4.5.

Performance Period means a period of time over which performance is measured.

Performance Unit means the unit of measure determined under Article IX by which is expressed the value of a Performance Unit Award.

Performance Unit Award means an Award granted under Article IX.

Personal Representative means the person or persons who, upon the death, disability, or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to manage Participant’s property and affairs.

Plan means this Company 2020 Equity Plan, as amended from time to time.

Restricted Stock means Company Stock subject to the terms and conditions provided in Article VI.

Restricted Stock Award means an Award granted under Article VI.

Restriction Period means a period of time determined under Section 6.2 during which Restricted Stock is subject to the terms and conditions provided in Section 6.3.

SAR means a stock appreciation right granted under Article V.

Section 409A means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

Subsidiary means a corporation or other entity the majority of the voting stock of which is owned directly or indirectly by the Company.

Transferee means a person to whom a Participant has transferred his or her rights to an Award under the Plan in accordance with Section 12.1 and procedures and guidelines adopted by the Company.

ARTICLE III

ADMINISTRATION

3.1Committee to Administer. The Plan shall be administered by the Committee.

3.2Powers of Committee.

(a)Subject to the terms of the Plan, applicable law (including but not limited to the Sarbanes-Oxley Act of 2002, as amended), and the NASDAQ Capital Market (or such other exchange on which shares of Company Stock are traded after the Effective Date), the Committee shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. The Committee’s decisions shall be final and conclusive with respect to the interpretation of the Plan and any Award made under it.

(b)Subject to the provisions of the Plan, the Committee shall have authority, in its discretion, to determine those Participants who shall receive an Award, the time or times when such Award shall be made, the vesting schedule, if any, for the Award and the type of Award to be granted, the number of shares to be subject to each Restricted Stock Award, and the value of each Performance Unit.

(c)The Committee shall determine and set forth in an Award Statement the terms of each Award. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Statement, in such manner and to the extent the Committee shall determine in order to carry out the purposes of the Plan. The Committee may, in its discretion, accelerate (i) the date on which any SAR may be exercised, (ii) the date of termination of the restrictions applicable to a Restricted Stock Award, or (iii) the end of a Performance Period under a Performance Unit Award, if the Committee determines that to do so will be in the best interests of the Company.

ARTICLE IV

AWARDS

4.1Awards. Awards under the Plan may consist of SARs, Restricted Stock, unrestricted Company Stock and Performance Units. All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee deems appropriate. Awards under a particular section of the Plan need not be uniform and Awards under two or more sections may be combined in one Award Statement. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant. Awards of Performance Units shall be earned upon attainment of Performance Goals and the Committee shall have no discretion to increase such Awards. Except with regard to a Change of Control pursuant to Article XI below, all Awards shall be granted in such manner, and subject to such terms and conditions, as is necessary to avoid the application of Section 409A.

4.2Eligibility for Awards. The Committee shall have the authority, in its discretion, to select participating employees and determine the form and amount of any Awards. The Committee may give consideration to the functions and responsibilities of the respective Participant, his or her present and potential contributions to the success of the Company, the Participant’s contribution to Company risk management, the value of his or her services to the Company, and other factors deemed relevant. The Committee may consult with and rely on the advice of Company management in selecting Participants and determining the types, values, and terms of any Awards. The Committee may delegate to one or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to (a) designate employees to be recipients of Awards under the Plan and (b) determine the size of any Awards; provided that (x) the Committee shall not delegate such responsibilities for Awards granted to an executive officer, Director, or 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (y) the resolution providing for such authorization sets forth the total number of Shares such officer(s) may grant; and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

4.3Shares Available Under the Plan.

(a)The Company Stock to be offered under the Plan pursuant to SARs, Performance Unit Awards, and Restricted Stock and unrestricted Company Stock Awards. Such shares of Company Stock may be newly-issued shares, authorized but unissued shares or shares reacquired by the Company on the open market or otherwise. Subject to adjustment under Section 12.2, the number of shares of Company Stock that may be issued pursuant to Awards under the Plan (the Section 4.3 Limit) shall not exceed, in the aggregate:

(i)700,000 shares

(b)Any shares of Company Stock subject to SARs shall be counted against the Section 4.3 Limit as one share for every one share subject thereto.

(c)The Section 4.3 Limit shall be increased by shares of Company Stock that are subject to an Award which for any reason is cancelled or terminated without having been exercised or paid.

4.4General Performance Goals. At the beginning of a Performance Period, or as early in the Period as is reasonably possible, the Committee will establish in writing Performance Goals for the Company and its various operating units. The goals will be comprised of specified levels of the performance criteria as the Committee may deem appropriate.

The Committee may disregard or offset the effect of any special charges or gains or cumulative effect of a change in accounting in determining the attainment of Performance Goals. Awards may also be payable when Company performance meets or exceeds the criteria established by the Committee.

ARTICLE V

STOCK APPRECIATION RIGHTS

5.1Award of SARs.

(a)The Committee may award to the Participant a SAR.

(b)The SAR shall represent the right to receive payment of an amount equal to the amount by which the Fair Market Value of one share of Company Stock on the date of SAR payout or exercise exceeds the Fair Market Value of one share of Company Stock on the date the SAR was granted to the Participant multiplied by the number of shares covered by the SAR.

(c)The number of Shares covered by the SAR, the payout date or exercise period of the SAR, and the Fair Market Value of one share of Company Stock on the date of grant for SARs awarded under the Plan shall be evidenced by an Award Statement.

(d)The Committee may prescribe conditions and limitations on the exercise or transferability of any SAR.

(e)If the Committee sets a fixed payout date for the SAR, and on the payout date the FMV of the Company Stock is equal to or less than the Fair Market Value of the Company Stock on the date of grant, the SAR shall expire without any payment to the Participant.

(f)Payment of the amount to which a Participant is entitled upon the payout or exercise of a SAR shall be made in cash, Company Stock, or partly in cash and partly in Company Stock at the discretion of the Committee.

ARTICLE VI

RESTRICTED STOCK

6.1Award of Restricted Stock. The Committee may make a Restricted Stock Award to a Participant subject to this Article VI and to such other terms and conditions as the Committee may prescribe.

6.2Restriction Period. At the time of making a Restricted Stock Award, the Committee shall establish the Restriction Period applicable to such Award. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. Restriction Periods, when established for a Restricted Stock Award, shall not be changed except as permitted by Section 6.3.

6.3Other Terms and Conditions. Company Stock, when awarded pursuant to a Restricted Stock Award, will be represented in a book entry account in the name of the Participant who receives the Restricted Stock Award. The Participant shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Restricted Stock and shall have all other shareowners rights, with the exception that, until such restrictions lapse, the Participant may not sell, assign, pledge or otherwise transfer, whether voluntarily or involuntarily, the Restricted Stock.

During the Restriction Period, a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock Award. The Participant may satisfy any amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the Restricted Stock Award to be delivered for the payment of such taxes. The Committee may, in addition, prescribe additional restrictions, terms, or conditions upon or to the Restricted Stock Award including the attainment of Performance Goals in accordance with Section 4.5.

6.4Restricted Stock Award Statement or Agreement. Each Restricted Stock Award shall be evidenced by an Award Statement or an agreement which shall contain the number of shares awarded, the Fair Market Value of the Restricted Stock on the date of grant and the vesting terms and conditions.

ARTICLE VII

AWARDS FOR NON-EMPLOYEE DIRECTORS

7.1Award to Non-Employee Directors. The Board will approve the compensation of non-employee Directors and such compensation may consist of Awards under the Plan. The Board retains the discretionary authority to make Awards to non-employee Directors. All such Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Board deems appropriate.

7.2No Right to Continuance as a Director. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board, or the Committee under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Board to nominate any Director for reelection to the Board or (ii) to be evidence of any agreement or understanding, express or implied, that the Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

ARTICLE VIII

UNRESTRICTED COMPANY STOCK AWARDS FOR PARTICIPANTS

8.1The Committee in its discretion may make awards of unrestricted Company Stock to Participants who are former non-employee Directors. If the issuance of unrestricted stock is made on a delayed basis, such award shall be paid no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409A (i.e., generally, no later than 2 ½ months after the end of the year in which the Participant obtains a legally binding right to such award).

ARTICLE IX

AWARD OF PERFORMANCE UNITS

9.1Award of Performance Units. The Committee may award Performance Units to any Participant. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of Award.

9.2Performance Period. At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured. There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.

9.3Performance Measures. Performance Units shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals in accordance with Section 4.5.

9.4Performance Unit Value. Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the Award. Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of Company Stock.

9.5Award Criteria. In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant’s responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.

9.6Payment.

(a)Following the end of Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee.

(b)Payment of Performance Units shall be made in cash except that Performance Units which are measured using Company Stock shall be paid in Company Stock. Payment may be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee. Participants shall be paid their Performance Units no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409A (i.e., generally, no later than 2 ½ months after the end of the year in which a Participant’s Award of Performance Units vests).

9.7Performance Unit Award Statements or Agreements. Each Performance Unit Award shall be evidenced by an Award Statement or agreement.

ARTICLE X

VESTING AND PAYOUT OF AWARDS

The Committee shall have discretion to determine vesting provisions for SARs, Restricted Stock, or Performance Units on an individual Participant basis. If the Participant is an Employee, such vesting provisions shall provide that, except for Changes of Control under Article XI below, the rights are forfeited without payment if the Participant’s employment with the Company is involuntarily terminated or if the Participant voluntarily terminates employment prior to the satisfaction of the vesting conditions. If the Participant is a non-employee Director, such vesting provisions may provide that if the Participant leaves the Board, for reasons other than Cause, prior to the satisfaction of the vesting conditions, such Participant’s rights to an Award granted hereunder shall be immediately vested and paid to the Participant.

ARTICLE XI

CHANGE OF CONTROL OF THE COMPANY

11.1Unless otherwise provided in an Award Statement or as determined by the Committee, and notwithstanding any provision of this Plan to the contrary, if an event constituting a Change of Control occurs and a Participant either terminates employment for Good Reason or is involuntarily terminated by the Company without Cause within two years after the Change of Control:

(a)Outstanding SARs awarded to the Participant that are not yet fully exercisable shall immediately become exercisable in full, and the Participant shall receive an amount in cash for each such SAR equal to the Fair Market Value of one share of Company Stock on the date of termination of employment over the Fair Market Value of one share of Company Stock on the date of grant. Such payment shall be made on the first day of the month following the date of the Participant’s termination of employment;

(b)The transferability provisions and the forfeitability provisions relating to Restricted Stock shall immediately cease to apply;

(c)Performance Unit Awards granted hereunder shall immediately vest and a cash payment shall be made as if the target Performance Goals had been fully achieved. Such payment shall be made on the earlier of (i) the first day of the seventh month following the date of the Participant’s termination of employment, or (ii) the date of the Participant’s death.

11.2Non-Waiver. The Participant’s continued employment with the Company, for whatever duration, following a Change of Control of the Company shall not constitute a waiver of his or her rights with respect to this Article XI. The Participant’s right to terminate his or her employment pursuant to this Section 11.2 shall not be affected by his or her incapacity due to physical or mental illness.

11.3Definitions and Additional Rules. For purposes of this Article XI:

(a)“Change of Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, a Change of Control will be deemed to have occurred if occurs when:

(i)

any corporation, person or other entity, including a group, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 35% or more of the combined voting power of the Company’s then outstanding securities;

(ii)

consummation of a merger, reorganization, or consolidation of the Company, as a result of which persons who were shareholders of the Company immediately prior to such merger, reorganization, or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger, reorganization, or consolidation, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (A) the merged, reorganized, or consolidated company or (B) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the Company described in clause (A);

(iii)

a sale, transfer, or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (A) the entity or entities to which such assets are sold or transferred or (B) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (A);

(iv)	consummation of a plan of liquidation of the Company; or

(v)

within any 24-month period a majority of the Company’s Board of Director positions are no longer held by (a) individuals who were members of the Board at the beginning of such 24-month period (the “Initial Board Members”), and (b) those individuals who were first elected as directors upon the recommendation of the Initial Board Members (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest).

(b)“Good Reason” shall mean, without the Participant’s written consent, the occurrence after a Change of Control of the Company of any one or more of the following:

(i)	the assignment to the Participant of duties, responsibilities or status that constitute a material diminution in the Participant’s duties, responsibilities or status or a material reduction or alteration in the nature or status of the Participant’s duties and responsibilities;

(ii)

a material reduction by the Company in the Participant’s annual base salary as in effect immediately prior to the Change of Control of the Company or as the same shall be increased after the Change of Control of the Company;

(iii)	a material change in the geographic location at which the Participant must provide services; or

(iv)	a material reduction in the budget over which the Participant retains authority.

(c)To constitute a termination for Good Reason hereunder:

(i)	Termination of employment must occur within two years following the initial existence of a condition that would constitute Good Reason hereunder; and

(ii)

The Participant must provide notice to the Company of the existence of a condition that would constitute Good Reason within 90 days following the initial existence of such condition. The Company shall be provided a period of 30 days following such notice during which it may remedy the condition. If the condition is remedied, the Participant’s subsequent voluntary termination of employment shall not constitute termination for Good Reason based upon the prior existence of such condition.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1Limits as to Transferability.

(a)Unless otherwise provided by the Committee, no SAR, share of Restricted Stock, or Performance Unit under the Plan shall be transferable by the Participant other than by will or the laws of descent and distribution.

(b)Any transfer contrary to this Section 12.1 will cause the SAR, Performance Unit, or share of Restricted Stock to immediately expire.

12.2Adjustments Upon Changes in Stock. In case of any reorganization, recapitalization, reclassification, stock split, stock dividend, distribution, combination of shares, merger, consolidation, rights offering, or any other changes in the corporate structure or shares of the Company, appropriate adjustments may be made by the Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in Deferred Accounts and in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares and the price per share which may be issued under outstanding Restricted Stock Awards or pursuant to unrestricted Company Stock Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan, subject to Article XI, to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis, including modifications of Performance Goals and changes in the length of Performance Periods. Any such adjustments made by the Committee pursuant to this Section 12.2 shall be conclusive and binding for all purposes under the Plan.

12.3Amendment, Suspension, and Termination of Plan.

(a)The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without approval of the Company’s shareholders, (i) except as provided in Section 12.2, increase the number of shares of Company Stock which may be issued under the Plan, (ii) expand the types of awards available to Participants under the Plan, (ii) materially expand the class of Participants eligible to participate in the Plan, or (iii) extend the termination date of the Plan. No such amendment, suspension, or termination shall materially adversely alter or impair any outstanding SARs, shares of Restricted Stock, or Performance Units without the consent of the Participant affected thereby.

(b)The Committee may amend or modify any outstanding SARs, Restricted Stock Awards, or Performance Unit Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to award such SARs, Restricted Stock Awards, or Performance Unit Awards as so modified or amended, including without limitation, to change the date or dates as of which such SARs may be exercised, to remove the restrictions on shares of Restricted Stock, or to modify the manner in which Performance Units are determined and paid.

12.4Nonuniform Determinations. The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Participants to receive Awards, (ii) the form, amount, and timing of such Awards, (iii) the terms and provisions of such Awards and (iv) the Award Statements evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

12.5General Restriction. Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (i) the listing, registration, or qualification of the shares of Company Stock subject or related thereto upon any securities exchange or under any state or federal law (ii) the consent or approval of any government or regulatory body, or (iii) an agreement by the Participant with respect thereto, is necessary or desirable, then such Award shall not become exercisable in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

12.6Clawback of Awards. To the extent required by applicable law or the listing standards of the NASDAQ Capital Market (or such other listing standards then applicable to the Company), including but not limited to Section 304 of the Sarbanes-Oxley Act of 2002, Awards and amounts paid or payable with respect to Awards shall be subject to clawback as determined by the Committee, which clawback may include forfeitures, repurchase, reimbursement and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards, in each instance in accordance with applicable law or listing standards. All Awards granted under this Plan, any property (including shares of Company Stock) received in connection with any exercise or vesting of any Awards, and any proceeds received from the disposition of any such property, shall be subject to such applicable law or listing standards, as well as any clawback policy adopted, and amended from time to time, by the Committee. The Committee shall have discretion with respect to any clawback to determine whether the Company shall effect such recovery:

(a)by seeking repayment from the Participant;

(b)by reducing amounts that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any subsidiary or affiliate of the Company (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement);

(c)by withholding payment of future increases in compensation (including the payment of any discretionary bonus amounts) or grants of compensatory awards that would have otherwise been made in accordance with the Company’s applicable compensation practices; or

(d)by any combination of the above.

12.7No Right To Employment. None of the actions of the Company in establishing the Plan, the action taken by the Company, the Board, or the Committee under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Company to retain any person in the employ of the Company, or (ii) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee for any period of time or at any particular rate of compensation.

12.8Governing Law. The provisions of the Plan shall take precedence over any conflicting provision contained in an Award Statement. All matters relating to the Plan or to Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to the principles of conflict of laws.

12.9Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company’s general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

12.10Code Section 409A. All Awards and Award Statements or agreements under this Plan shall be structured in a manner to comply with the requirements of Code Section 409A, or to be exempt from the application of Code Section 409A.

BANK FIRST CORPORATION

2020 Equity Plan

Effective March 17, 2020

First Amendment

WHEREAS, Bank First Corporation (the “Company”) previously established and maintains the 2020 Equity Plan (the “Plan”), effective March 17, 2020;

WHEREAS, by Section 12.3 of the Plan, the Company reserved the right to amend the Plan from time to time; and

WHEREAS, the Company deems it necessary and desirable to amend the Plan as set forth below.

NOW, THERFORE, BE IT RESOLVED, that effective as of March 16, 2021, the Plan is hereby amended as follows:

1.Section 11.1 of the Plan is hereby amended as follows:

The first paragraph of Section 11.1 shall be replaced in its entirety with the following:

“Unless otherwise provided in an Award Statement or as determined by the Committee, and notwithstanding any provision of this Plan to the contrary, if an event constituting a Change of Control occurs:”

2.Section 11.1(b) shall be replaced in its entirety with the following:

“The transferability provisions and the forfeitability provisions relating to Restricted Stock shall immediately cease to apply and all unvested shares Restricted Stock shall immediately vest;”

IN WITNESS WHEREOF, this amendment has been executed by a duly authorized officer of the Company on this the 4th day of March, 2021.

BANK FIRST CORPORATION

By:	/s/ Michael B. Molepske
Michael B. Molepske
President and Chief Executive Officer